AMENDMENT NO. 1 TO THE MASTER SERVICES AGREEMENT

This amendment (“Amendment”) is made as of the 1st day of January 2018, by and between MANNING & NAPIER FUND, INC. (the “Fund”) and MANNING & NAPIER ADVISORS, LLC (“MNA”).

W I T N E S S E T H:

WHEREAS, the Fund and MNA desire to amend that certain Master Services Agreement entered into as of the 1st day of March, 2017, as amended (the “Agreement”), in order to provide for different fees and expenses paid to MNA hereunder. All capitalized terms used herein but not defined in this Amendment will have the meaning ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Fee Schedule. Schedule A of the Agreement is deleted in its entirety and replaced with the attached Amended and Restates Schedule A attached hereto.

2.	Remainder of Agreement. Other than that which is amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Manning & Napier Fund, Inc.

By: /s/ Elizabeth Craig

Name: Elizabeth Craig
Title: Corporate Secretary

Manning & Napier Advisors, LLC

By: /s/ Richard Yates
Name: Richard Yates
Title: Chief Legal Officer

AMENDED AND RESTATED

SCHEDULE A To the Master Services Agreement

I.	Administration and Accounting

A.	The following fees apply to the Fund’s Series that are not fund-of-fund Series:

i.	Asset Based Fees:

The following annual fee will be calculated based upon the Series’ aggregate average net assets and paid monthly:

0.0085% of the Series’ first $25 billion of average net assets;

0.0075% of the Series’ next $15 billion of average net assets; and,

0.0065% of the Series’ average net assets in excess of $40 billion.

ii.	Financial Administration Monthly Base Fee:

The monthly base fee will be $1,250 for each Series.

B.	The following fees apply to the Fund’s Series that are fund-of-fund Series:

i.	Asset Based Fees:

The following annual fee will be calculated based upon the fund-of-funds’ aggregate average net assets and paid monthly:

0.00225% of the fund-of-funds’ average net assets.

ii.	Accounting Monthly Base Fee:

The monthly base fee for accounting services will be $1,000 per fund-of-fund.

iii.	Financial Administration Monthly Base Fee:

The monthly base fee for financial administration services will be $1,000 per fund-of-fund.

II.	Regulatory Administration

i.	Regulatory Administration Services Fees:

$25,000 per annum per Fund plus $5,400 per Series per year

ii.	ArcProspectus Services:

$150 per published page (estimate based on two annual registration statement updates)

iii.	Base 38a-1 Compliance Support Service Fees:

For base compliance support services, MNA will charge $7,500 per year for administration and accounting.

iv.	Regulatory Filing Services Fees:

Form N-CSR filing fee:

$2,500 per filing for annual report

$1,500 per filing for semi-annual report

Form N-Q filing fee:
First Series	Each additional Series
$750 per filing	$375 per filing

III.	Financial Typesetting Fees:

40 Act Financial Reporting Service Fee-per Series Included per year
Financial Typesetting Fee	$150 per page
N-Q Preparation	$25 per page
Minimum N-Q Preparation fee	$750 per N-Q filing
Charts and Graphs	$97 per graph for set up
Charts and Graphs	$85 per graph for changes
N-SAR Fee	$250 per Series per year
Programming and Implementation-per hour	$125 per hour

IV.	Additional Fees:

i.	Tax Services Fees:
	Single-managed Series:	$8,750 per single-managed Series per year
	ASC 740 Services (f/k/a Fin 48):	$1,250 per Series per year

ii.	Monthly Multiple Manager Fee:

$1,250 per unaffiliated manager, with the exception of affiliated Derivatives management (Options/Futures) for each unaffiliated manager.

iii.	Monthly Multiple Class Fee:

$500 per class, for each class beyond the first class in each Series

iv.	Fair Value Services:

$500 per Series that utilizes the service, per month.

VI.	OUT-OF-POCKET EXPENSES

In addition to the fees set forth above, the Fund agrees to reimburse MNA for any out – of-pocket expenses. Out-of-pocket expenses include, but are not limited to the following:

• Independent Security Market Quote Costs*:
Domestic equities	$0.08	Foreign equities	$0.10
Domestic bonds	$0.50	Foreign bonds	$0.60
Money market inst.	$0.50	CMO/asset-backed	$0.65
Municipal bonds	$0.60	Broker/manually	$1.05
		priced securities
Bank loans	$0.50	Options	$0.25
Fair Value Services	as quoted by provider
*Prices are subject to change as a result of third party vendors and are per security per day charges.

• Courier and other delivery charges
• Telephone costs
• Banking costs
• Vendor changes – including, but not limited to system utilized to perform services under this Agreement.

VII.	MISCELLANEOUS

On an annual basis, upon thirty (30) days prior written notice MNA may increase fees once each year (November 1 - October 31) by the lesser of (i) 1.5%, or (ii) the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor, since November 1, 2014 or the last such adjustment in the fees subsequent to November 1, 2014. MNA must invoke this clause (give the written notice provided for above) with respect to a particular contract year or with respect to a 12-month period commencing within such year within 120 days of the end of the prior year.

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